Exhibit 99.01

Eastman Announces Fourth-Quarter and Full-Year 2021 Financial Results

KINGSPORT, Tenn., Jan. 27, 2022 – Eastman Chemical Company (NYSE:EMN) announced its fourth-quarter and full-year 2021 financial results.

The company confirms expected 8-12 percent adjusted EPS growth for 2022, building on strong growth in 2021:

•Strong specialty growth enabled by innovation-driven growth model
•Accelerating leadership in circular economy, including recently announced world’s largest molecular recycling facility in France
•Strong cash generation resulting in increased organic growth investments and higher return of cash to stockholders

(In millions, except per share amounts)	4Q2021	4Q2020	FY2021	FY2020
Sales revenue	$2,694	$2,186	$10,476	$8,473
Earnings before interest and taxes ("EBIT")	578	76	1,281	741
Adjusted EBIT*	336	329	1,635	1,216
Earnings per diluted share	2.81	0.23	6.25	3.50
Adjusted earnings per diluted share*	1.81	1.69	8.85	6.15
Net cash provided by operating activities	430	406	1,619	1,455
Free cash flow	190	301	1,064	1,072

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow, segment adjusted EBIT margins, and net debt, and reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4, 5A, 5B, and 6.

"Eastman made tremendous progress in 2021, delivering record sales revenue and adjusted EPS for the year. We are continuing to leverage our innovation-driven growth model to grow faster than our end markets. We also made outstanding progress advancing our leadership in the circular economy, including plans to build multiple world-scale material-to-material molecular recycling facilities," said Mark Costa, Board Chair and CEO. "I’m incredibly proud and appreciative of all that our employees did to work through very challenging conditions, stay focused on delivering record results, and advance our growth programs. We also remain focused on driving strong cash flow going forward and on continued disciplined allocation of cash. We are very excited about delivering continued success in 2022 and in the coming years."

Segment Results 4Q 2021 versus 4Q 2020

Advanced Materials – Sales revenue increased 15 percent due to 8 percent higher sales volume/mix and 7 percent higher selling prices. Higher sales volume/mix was due to continued momentum with innovation and market development as well as strong end-market demand for specialty plastics. Higher selling prices were primarily due to double-digit price increases in specialty plastics resulting from higher raw material, energy, and distribution prices.

EBIT declined due to lower spreads as higher selling prices were catching up to higher raw material, energy, and distribution costs as well as higher manufacturing maintenance costs and continued investments in growth. This was partially offset by a significant improvement in product mix.

Additives & Functional Products – Sales revenue increased 17 percent due to 18 percent higher selling prices. Prices were up double digits across all product lines, led by coatings additives, due to higher raw material, energy, and distribution prices, and strong end-market demand. Sales volume/mix was flat as gains in key end markets, including building and construction, feed additives, and aviation fluids, were offset by the impact of the divested tire additives product lines.

EBIT declined due to lower spreads as higher selling prices were catching up to higher raw material, energy, and distribution costs, and the impact of divested tire additives product lines.

Fibers – Sales revenue increased 14 percent due to 13 percent higher sales volume/mix. The higher sales volume/mix was due to strong growth in textiles products resulting from innovation and market development and the recovery of textiles end markets due to the COVID-19 pandemic.

EBIT decreased due to higher sales volume being more than offset by higher raw material, energy, and distribution costs combined with limited near-term pricing flexibility in acetate tow agreements and continued investment in growth.

Chemical Intermediates – Sales revenue increased 46 percent due to 47 percent higher selling prices as raw material, energy, and distribution prices remained elevated. Improved product mix, due to increased sales of functional amines in the agricultural end market and specialty plasticizers, was offset by lower sales volume due to the closure of our Singapore manufacturing facility.

EBIT increased due to higher spreads as selling prices more than offset higher raw material, energy, and distribution costs. Higher manufacturing maintenance costs negatively impacted EBIT.

Corporate Results 2021 versus 2020

Sales revenue increased 24 percent with increases across all operating segments. The strong topline growth was due to 15 percent higher selling prices and 8 percent higher sales volume/mix. Higher selling prices were due to significantly higher raw material, energy, and distribution prices, and strong end-market demand as the global economy recovered from the COVID-19 pandemic. Higher sales volume/mix was due to innovation and market development and strong end-market demand.

EBIT increased due to more favorable product mix resulting from increased sales of specialty products and higher sales volume, partially offset by higher manufacturing maintenance costs and continued investment in growth.

Segment Results 2021 versus 2020

Advanced Materials – Sales revenue increased 20 percent primarily due to 16 percent higher sales volume/mix. Strong volume growth and more favorable product mix were due to continued momentum with innovation and market development as well as strengthened demand for specialty plastics products sold into durable goods, medical, and electronics end markets, and for advanced interlayers and performance films products sold into transportation end markets.

EBIT increased due to more favorable product mix and higher sales volume, partially offset by lower spreads as higher selling prices were catching up to higher raw material, energy, and distribution costs. Higher manufacturing maintenance costs and continued investment in growth unfavorably impacted EBIT.

Additives & Functional Products – Sales revenue increased 22 percent due to 12 percent higher selling prices and 9 percent higher sales volume/mix. Higher selling prices across the segment were primarily due to higher raw material, energy, and distribution prices. Higher sales volume/mix was led by double-digit gains in coatings additives and specialty fluids due to strengthened demand and improved market conditions for products sold in transportation, building & construction, and durable goods end markets.

Adjusted EBIT increased due to more favorable product mix and higher sales volume, partially offset by lower spreads as higher selling prices were catching up to higher raw material, energy, and distribution costs. Higher manufacturing maintenance costs and continued investment in growth unfavorably impacted EBIT.

Fibers – Sales revenue increased 8 percent due to 7 percent higher sales volume/mix led by strong growth for textiles products due to innovation and market development and continued recovery of the textiles end market.

EBIT decreased due to higher sales volume being more than offset by higher raw material, energy, and distribution costs combined with limited near-term pricing flexibility in acetate tow agreements. Higher manufacturing maintenance costs and continued investment in growth unfavorably impacted EBIT.

Chemical Intermediates – Sales revenue increased 36 percent due to 38 percent higher selling prices as raw material, energy, and distribution prices were significantly higher and commodity markets remained tight. Improved product mix, due to increased sales of functional amines in the agricultural end market and specialty plasticizers, was offset by lower sales volume due to the closure of our Singapore manufacturing facility.

EBIT increased significantly due to higher spreads and more favorable product mix partially offset by higher operating costs.

Cash Flow

In 2021, cash from operating activities was $1.6 billion. Proceeds from the sale of certain tire additives product lines were $667 million. Capital expenditures were $555 million. The company returned $1.4 billion to stockholders in 2021 through dividends and share repurchases using cash sourced from operating cash flow and proceeds from divested businesses. In 2021, the company repaid $350 million of debt.

Priorities for uses of available cash for 2022 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions, and share repurchases.

2022 Outlook

Commenting on the outlook for full-year 2022, Costa said: "We enter 2022 having delivered record full-year 2021 sales revenue and adjusted EPS reflecting the strength of our innovation-driven growth model. Our specialty product lines are growing faster than our end markets, as we generated approximately $600 million of new business revenue last year, which will drive significant growth in 2022. In addition, we continued to make progress improving our portfolio. We achieved these results despite a number of headwinds, including the continued impact of COVID-19, unprecedented logistics and supply chain challenges, and inflation, including higher raw material and energy costs.

"As we look forward, we expect market demand to remain strong and continue growing faster than our end markets due to our innovation and market development initiatives. The pricing actions that we took in the second half of last year are expected to deliver a strong spread tailwind in the specialty businesses. We also expect to benefit from a substantially lower cost structure as we continue to implement our operations transformation program and have substantially lower manufacturing maintenance costs. Our strong cash generation and the proceeds from the divestitures are expected to enable increased organic growth investment and higher share repurchases. These strong tailwinds are expected to more than offset the approximately $100 million EBIT impact from the divested businesses and normalization of margins in Chemical Intermediates. Building on our strong results in 2021, we expect 2022 revenue to be higher than 2021 and for adjusted EPS to be between $9.50 and $10. We also expect operating cash flow to be greater than $1.6 billion."

The full-year 2022 projected earnings exclude any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss and asset impairments and restructuring charges) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; logistics challenges, supply chain issues for customers, and raw material and energy costs; competitive position and acceptance of specialty products in key markets; mix of products sold; cost reductions; the completion and the total purchase price for the agreed sale of the adhesives resins business; and revenue, earnings, cash flow, and cash and cash equivalents for full-year 2022. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the quarterly report on Form 10-Q filed for third quarter 2021 available, and the annual report on Form 10-K to be filed for full year 2021 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC Filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on January 28, 2022 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on January 27, 2022. To listen via telephone, the dial-in number is 323-794-2093, passcode number 2580007. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, January 28, 2022 to 11:00 a.m. ET, February 7, 2022 at 888-203-1112 or 719-457-0820, passcode 2580007.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2021 revenues of approximately $10.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
January 27, 2022

For Eastman Chemical Company Fourth Quarter and Full Year 2021 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2021	2020	2021	2020
Sales	$2,694	$2,186	$10,476	$8,473
Cost of sales	2,135	1,660	7,976	6,498
Gross profit	559	526	2,500	1,975
Selling, general and administrative expenses	208	174	795	654
Research and development expenses	67	57	254	226
Asset impairments and restructuring charges, net	18	12	47	227
Other components of post-employment (benefit) cost, net	(303)	209	(412)	119
Other (income) charges, net	(6)	(2)	(17)	8
Loss on divested business (1)	(3)	—	552	—
Earnings before interest and taxes	578	76	1,281	741
Net interest expense	48	51	198	210
Early debt extinguishment costs	1	—	1	1
Earnings before income taxes	529	25	1,082	530
Provision for income taxes	149	(9)	215	41
Net earnings	380	34	867	489
Less: Net earnings attributable to noncontrolling interest	2	2	10	11
Net earnings attributable to Eastman	$378	$32	$857	$478

Basic earnings per share attributable to Eastman	$2.85	$0.23	$6.35	$3.53
Diluted earnings per share attributable to Eastman	$2.81	$0.23	$6.25	$3.50

Shares (in millions) outstanding at end of period	129.0	135.9	129.0	135.9
Shares (in millions) used for earnings per share calculation
Basic	132.5	135.6	134.9	135.5
Diluted	134.6	137.0	137.1	136.5
(1)Sale of rubber additives (including Crystex™ insoluble sulfur and Santoflex™ antidegradants) and other product lines and related assets and technology of the global tire additives business of the Additives & Functional Products ("AFP") segment. See "Management's Discussion and Analysis of Financial Condition" and "Overview" of the Quarterly Report on Form 10-Q for third quarter 2021. The sale was completed in fourth quarter 2021.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Sales by Segment
Additives & Functional Products	$907	$773	$3,700	$3,022
Advanced Materials	772	674	3,027	2,524
Chemical Intermediates	777	531	2,849	2,090
Fibers	238	208	900	837
Total Eastman Chemical Company	$2,694	$2,186	$10,476	$8,473

Table 2B – Sales Revenue Change

	Fourth Quarter 2021 Compared to Fourth Quarter 2020
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	17%	—%	18%	(1)%
Advanced Materials	15%	8%	7%	—%
Chemical Intermediates	46%	—%	47%	(1)%
Fibers	14%	13%	1%	—%

Total Eastman Chemical Company	23%	4%	20%	(1)%

	Twelve Months 2021 Compared to Twelve Months 2020
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	22%	9%	12%	1%
Advanced Materials	20%	16%	2%	2%
Chemical Intermediates	36%	(3)%	38%	1%
Fibers	8%	7%	—%	1%

Total Eastman Chemical Company	24%	8%	15%	1%

Table 2C – Sales by Customer Location

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Sales by Customer Location
United States and Canada	$1,180	$919	$4,578	$3,579
Europe, Middle East, and Africa	693	586	2,735	2,299
Asia Pacific	672	546	2,549	2,111
Latin America	149	135	614	484
Total Eastman Chemical Company	$2,694	$2,186	$10,476	$8,473

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Additives & Functional Products
Earnings (loss) before interest and taxes	$88	$118	$(54)	$312
Asset impairments and restructuring charges, net (2)(3)(4)	12	—	21	136
Loss on divested business and transaction costs (5)	7	—	570	—
Excluding non-core items	107	118	537	448
Advanced Materials
Earnings before interest and taxes	98	134	519	427
Asset impairments and restructuring charges, net (6)	2	3	9	13
Accelerated depreciation (6)	—	1	4	8
Excluding non-core items	100	138	532	448
Chemical Intermediates
Earnings before interest and taxes	109	35	445	166
Asset impairments and restructuring charges, net (4)	3	1	16	5
Excluding non-core item	112	36	461	171
Fibers
Earnings before interest and taxes	28	40	142	180
Other
Earnings (loss) before interest and taxes	255	(251)	229	(344)
Mark-to-market pension and other postretirement benefit plans loss (gain), net	(267)	240	(267)	240
Asset impairments and restructuring charges, net (7)	1	8	1	73
Excluding non-core items	(11)	(3)	(37)	(31)

Total Eastman Chemical Company
Earnings before interest and taxes	578	76	1,281	741
Mark-to-market pension and other postretirement benefit plans loss (gain), net	(267)	240	(267)	240
Asset impairments and restructuring charges, net	18	12	47	227
Loss on divested business and transaction costs	7	—	570	—
Accelerated depreciation	—	1	4	8
Total earnings before interest and taxes excluding non-core items	$336	$329	$1,635	$1,216

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$578	$76	$1,281	$741
Costs of sales	—	1	4	8
Selling, general and administrative expenses	10	—	18	—
Asset impairments and restructuring charges, net	18	12	47	227
Other components of post-employment (benefit) cost, net	(267)	240	(267)	240
Loss on divested business	(3)	—	552	—
Total earnings before interest and taxes excluding non-core items	$336	$329	$1,635	$1,216

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Annual Report on Form 10-K for 2020 for description of the 2020 non-core items.
(2)Fourth quarter and full year 2021 fixed asset impairment charges of $8 million for assets associated with the previously divested global tire additives business and full year 2021 fixed asset impairment charges of $4 million from the previously reported closure of a tire additives manufacturing facility in Asia Pacific as part of ongoing site optimization. Additional charges for the Asia Pacific closure included site closure costs of $3 million and $6 million in fourth quarter and full year 2021, respectively.
(3)Full year 2021 gain on the sale of previously impaired assets of $1 million from the previously reported closure of an animal nutrition manufacturing facility in Asia Pacific as part of ongoing site optimization.
(4)Fourth quarter and full year 2021 asset impairments of $2 million and $1 million in the Chemical Intermediates ("CI") and AFP segments, respectively. Fourth quarter 2021 site closure costs of $1 million in the CI segment, and full year 2021 site closure costs, including contract termination fees, of $14 million and $3 million in the CI and AFP segments, respectively.
(5)See Table 1 note (1).
(6)Fourth quarter and full year 2021 site closure costs of $2 million and $5 million, respectively, and full year 2021 asset impairment charges of $1 million, severance charges of $1 million, and accelerated depreciation related to the previously reported closure of an advanced interlayers manufacturing facility in North America. Both closures were part of ongoing site optimization. Full year 2021 site closure costs of $2 million from the previously reported closure of a performance films manufacturing facility in North America.
(7)Severance and related costs as part of business improvement and cost reduction initiatives.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Fourth Quarter				Twelve Months
(Dollars in millions, unaudited)	2021		2020		2021		2020
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$107	11.8%	$118	15.3%	$537	14.5%	$448	14.8%
Advanced Materials	100	13.0%	138	20.5%	532	17.6%	448	17.7%
Chemical Intermediates	112	14.4%	36	6.8%	461	16.2%	171	8.2%
Fibers	28	11.8%	40	19.2%	142	15.8%	180	21.5%
Total segment EBIT excluding non-core items	347	12.9%	332	15.2%	1,672	16.0%	1,247	14.7%
Other	(11)		(3)		(37)		(31)
Total EBIT excluding non-core items	$336	12.5%	$329	15.1%	$1,635	15.6%	$1,216	14.4%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4 – Non-GAAP Earnings (Loss) Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Fourth Quarter 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$578	$529	$149	28%	$378	$2.81
Non-Core Items: (1)
Asset impairments and restructuring charges, net	18	18	2		16	0.12
Loss on divested business and transaction costs (2)	7	7	(14)		21	0.16
Mark-to-market pension and other postretirement benefit plans (gain), net	(267)	(267)	(65)		(202)	(1.49)
Early debt extinguishment costs	—	1	—		1	0.01
Interim adjustment to tax provision (3)	—	—	(29)		29	0.20
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$336	$288	$43	15%	$243	$1.81

	Fourth Quarter 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$76	$25	$(9)	(42)%	$32	$0.23
Non-Core Items: (1)
Asset impairments and restructuring charges, net	12	12	2		10	0.07
Accelerated depreciation	1	1	—		1	0.01
Mark-to-market pension and other postretirement benefit plans loss, net	240	240	60		180	1.32
Interim adjustment to tax provision (3)	—	—	(9)		9	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$329	$278	$44	16%	$232	$1.69

(1)See Table 3A for description of fourth quarter 2021 and 2020 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)See Table 1 note (1).
(3)Fourth quarter 2021 and 2020 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4 – Non-GAAP Earnings (Loss) Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Twelve Months 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,281	$1,082	$215	20%	$857	$6.25
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	47	47	8		39	0.28
Loss on divested business and transaction costs (2)	570	570	40		530	3.86
Accelerated depreciation	4	4	1		3	0.02
Mark-to-market pension and other postretirement benefit plans (gain), net	(267)	(267)	(65)		(202)	(1.46)
Early debt extinguishment costs (3)	—	1	—		1	0.01
Adjustments from tax law changes	—	—	15		(15)	(0.11)
Non-GAAP (Excluding non-core and unusual items)	$1,635	$1,437	$214	15%	$1,213	$8.85

	Twelve Months 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$741	$530	$41	8%	$478	$3.50
Non-Core Items: (1)
Asset impairments and restructuring charges, net	227	227	53		174	1.28
Accelerated depreciation	8	8	2		6	0.05
Mark-to-market pension and other postretirement benefit plans loss, net	240	240	60		180	1.32
Early debt extinguishment costs (3)	—	1	—		1	—
Non-GAAP (Excluding non-core items)	$1,216	$1,006	$156	16%	$839	$6.15

(1)See Table 3A for description of twelve months 2021 and 2020 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)See Table 1 note (1).
(3)Unamortized costs recognized due to amendment of the Credit Facility in 2021 and early repayment of term loan credit agreement debt in 2020.

Table 5A – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Operating activities
Net earnings (loss)	$380	$34	$867	$489
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	122	145	538	574
Mark-to-market pension and other postretirement benefit plans loss, net	(267)	240	(267)	240
Asset impairment charges	11	1	16	146
Early debt extinguishment costs	1	—	1	1
Loss on divested business	(3)	—	552	—
Provision for (benefit from) deferred income taxes	28	(114)	(38)	(111)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	158	59	(281)	(31)
(Increase) decrease in inventories	(20)	(25)	(389)	291
Increase (decrease) in trade payables	177	113	554	(100)
Pension and other postretirement contributions (in excess of ) less than expenses	(43)	(28)	(185)	(136)
Variable compensation payments (in excess of) less than expenses	72	62	162	87
Other items, net	(186)	(81)	89	5
Net cash provided by operating activities	430	406	1,619	1,455
Investing activities
Additions to properties and equipment	(240)	(105)	(555)	(383)
Proceeds from sale of business	667	—	667	—
Acquisitions, net of cash acquired	(3)	(1)	(114)	(1)
Additions to capitalized software	(5)	(6)	(23)	(13)
Other items, net	(1)	—	(4)	3
Net cash provided by (used in) investing activities	418	(112)	(29)	(394)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	—	(135)	(50)	(121)
Proceeds from borrowings	—	—	—	249
Repayment of borrowings	(300)	(185)	(300)	(435)
Dividends paid to stockholders	(93)	(89)	(375)	(358)
Treasury stock purchases	(710)	—	(1,000)	(60)
Proceeds from stock option exercises and other items, net	(3)	27	35	21
Net cash used in financing activities	(1,106)	(382)	(1,690)	(704)
Effect of exchange rate changes on cash and cash equivalents	—	2	(5)	3
Net change in cash and cash equivalents	(258)	(86)	(105)	360
Cash and cash equivalents at beginning of period	717	650	564	204
Cash and cash equivalents at end of period	$459	$564	$459	$564

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Net cash provided by operating activities	$430	$406	$1,619	$1,455
Capital expenditures	(240)	(105)	(555)	(383)
Free cash flow	$190	$301	$1,064	$1,072

Table 6 – Total Borrowings to Net Debt Reconciliations

	December 31,	December 31,
(Dollars in millions, unaudited)	2021	2020
Total borrowings	$5,159	$5,618
Less: Cash and cash equivalents	459	564
Net debt (1)	$4,700	$5,054

(1)Includes a non-cash decrease of $113 million in 2021 and a non-cash increase of $132 million in 2020 resulting from foreign currency exchange rates.